3033 Campus Drive Suite E490 Plymouth, MN 55441 www.mosaicco.com	Tel 800-918-8270 Fax 763-577-2986

Press Release

MEDIA CONTACT:	Linda Thrasher, 763-577-2864

INVESTOR CONTACT:	Christine Battist, 763-577-2828

Mosaic Previews Fiscal 2009 Second Quarter Results

PLYMOUTH, MN, December 1, 2008 – The Mosaic Company (NYSE: MOS) announced today a preview of its results for the fiscal 2009 second quarter ended November 30, 2008.

Due to soft market conditions, phosphate sales volumes for the second quarter were approximately 1.3 million tonnes, or about 800,000 tonnes lower than the volume sold during the Company’s first quarter in fiscal 2009. The average selling price for DAP during the quarter was within the Company’s estimated guidance range of $1,020 to $1,080 per tonne. However, phosphate gross margins are expected to be impacted due to high cost raw materials used to produce phosphates in the second quarter.

Potash sales volumes for the second quarter were approximately 1.7 million tonnes. The average MOP selling price was approximately $525 per tonne compared to the Company’s estimated guidance range of $560 to $620 per tonne during the second quarter, primarily due to the mix of products sold internationally.

“Several factors have impacted worldwide crop nutrient demand, including lower grain and oilseed prices, a late North American harvest, congested distribution supply chains, and the unprecedented global economic and credit downturn which has seen business moderate in nearly all sectors,” stated Jim Prokopanko, President and Chief Executive Officer of Mosaic. “We are confident in the long-term fundamentals for our business. The world’s growing population needs to eat, so although purchases of vital crop nutrients that increase grain and oilseed yields may be delayed, they can’t be avoided like most discretionary purchases.”

As announced in October, Mosaic is reducing phosphate production by approximately one million tonnes through December 2008. In addition, the Company announced that it is prepared to further reduce phosphate production by up to an additional one million tonnes during the remainder of fiscal 2009 if market conditions continue slower than normal.

The Company advised that fiscal 2009 third quarter sales volumes are expected to remain soft followed by a strong recovery in the fourth quarter and that it expects to record an operating loss for the second quarter in its Offshore business segment due to inventory valuation adjustments. Mosaic further indicated that due to uncertainties in the global economy the Company has withdrawn fiscal 2009 sales volume guidance for phosphates and potash. The Company said that it will resume providing sales volume guidance when the market returns to a more normalized condition.

“Fortunately, the actions we have taken during the past two years, including our operating discipline and the dramatic improvement of our balance sheet, position us well for when this market rebounds,” Prokopanko added. Mosaic indicated that it remains in excellent financial condition, with more than $2.5 billion of cash on hand, no borrowings under its revolving credit facility and only minimal short-term debt maturities as of November 30, 2008.

The Company also noted that it expects to record an after-tax gain of approximately $1.00 per share during the second fiscal quarter resulting from the sale of its interest in Saskferco Products ULC in October 2008.

The Company will provide more information in its second fiscal quarter earnings release scheduled to be issued in early January 2009.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphates and potash fertilizers and feed ingredients for the global agriculture industry. More information on the company is available at www.mosaicco.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to the predictability of fertilizer, raw material, energy and transportation markets subject to competitive market pressures; changes in foreign currency and exchange rates; international trade risks; changes in government policy; changes in environmental and other governmental regulation; adverse weather conditions affecting operations in Central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall; actual costs of asset retirement, environmental remediation, reclamation or other environmental regulation differing from management’s current estimates; accidents and other disruptions involving Mosaic’s operations, including brine inflows at its Esterhazy, Saskatchewan potash mine and other potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

###